Exhibit 99.1

EPR Properties Elects Virginia E. Shanks To Its Board of Trustees

KANSAS CITY, Mo.--(BUSINESS WIRE) - EPR Properties (NYSE:EPR) today announced that its Board of Trustees has elected Virginia E. Shanks to serve as an independent trustee on its board effective May 30, 2019.
“We are delighted to welcome Ginny to the Board of Trustees,” stated Robert J. Druten, Chairman of EPR Properties. “Ginny has been at the forefront of experiential businesses as a leader of marketing and strategy in the gaming and entertainment industry. We look forward to her insights as we continue to build the leading experiential real estate portfolio.”
Ms. Shanks is currently a Strategic Advisor for Penn National Gaming, Inc. and previously served as Executive Vice President and Chief Administrative Officer of Pinnacle Entertainment, Inc. prior to its merger with Penn National. Prior to holding that position with Pinnacle, she served as its Executive Vice President and Chief Marketing Officer. She also previously held positions with Multimedia Games Inc. and Caesars Entertainment Corp. She currently serves on the Board of Directors of Altria Group, Inc.
About EPR Properties
EPR Properties is a specialty real estate investment trust (REIT) that invests in properties in select market segments which require unique industry knowledge, while offering the potential for stable and attractive returns. Our total investments exceed $6.9 billion and our primary investment segments are Entertainment, Recreation and Education. We adhere to rigorous underwriting and investing criteria centered on key industry and property level cash flow standards. We believe our focused niche approach provides a competitive advantage, and the potential for higher growth and better yields. Further information is available at www.eprkc.com.

Contact
EPR Properties
Brian Moriarty, 816 472-1700
Vice President - Corporate Communications
brianm@eprkc.com